UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2024

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

 Commission File Number: 1-32349

Bermuda	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

 (441) 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of $0.18 each	SIG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2024, Signet Jewelers Limited (the "Company") announced that, after twelve years at the Company, Virginia “Gina” C. Drosos is planning to retire as Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”), effective November 4, 2024 (the “Transition Date”). Following a thoughtful succession planning and search process, the Board has appointed J.K. Symancyk to succeed Ms. Drosos as Chief Executive Officer and join the Board as of the Transition Date. Following her retirement from these positions, Ms. Drosos will continue as an advisor through the end of the Company’s fiscal year to support a smooth transition.
Mr. Symancyk, age 52, brings over 30 years of retail industry experience. Since June 2018, Mr. Symancyk has served as President and Chief Executive Officer and as a director of PetSmart, Inc., a leading specialty pet retailer. Prior to PetSmart, Mr. Symancyk served as President and Chief Executive Officer of Academy Sports + Outdoors, a sporting goods retailer, and held many leadership roles at Meijer, a supercenter chain, including Group Vice President, EVP Chief Marketing Officer, Chief Operating Officer, and President.

Additionally, Mr. Symancyk currently serves as a member of the board of directors of Bath & Body Works, Inc., a publicly traded home and body care products retailer, since 2021, and the Retail Industry Leaders Association, a U.S. trade association for leading retailers. Previously, Mr. Symancyk served on the board of directors of Chewy, Inc., a publicly traded online retailer for pet products, from June 2018 through July 2021, and GameStop Corp., a publicly traded gaming and entertainment products retailer, from March 2020 to June 2021.

Chief Executive Officer Termination Protection Agreement

In connection with his appointment, Mr. Symancyk and the Company entered into a termination protection agreement, dated September 30, 2024, and effective as of the Transition Date (the “TPA”), setting forth certain key terms of his employment.

Mr. Symancyk’s initial compensation will include: (i) base salary of $1,400,000, subject to annual review and adjustment by the Board; (ii) an annual short-term incentive plan (“STIP”) bonus of 170% of his annual base salary at target performance (and up to 340% of the annual base salary at maximum performance), which will be pro-rated for the current performance year; (iii) annual consideration for long-term awards under the Company’s Amended and Restated 2018 Omnibus Incentive Plan (“LTIP”), with an initial expected award value of $7,000,000 for the grant to be made in Fiscal 2026.

In addition, in order to make him whole for certain forfeited compensation from his prior role, Mr. Symancyk will receive: (a) a signing bonus of $1,500,000, which the Company will recoup if Mr. Symancyk resigns other than for good reason (as defined in the TPA) or is terminated for cause (as defined in the TPA) within twelve months; and (b) an initial LTIP award of restricted stock units (“RSUs”) with a grant date value of $3,500,000, which will vest ratably over three years subject to continued employment or vest in full upon a resignation for good reason (the “Make Whole RSUs”). He will also receive a supplemental relocation payment of $75,000.

Under the TPA, Mr. Symancyk’s employment may be terminated by him for any reason upon 90 days’ prior written notice by Mr. Symancyk or by the Company at any time. However, the TPA also provides for the following payments upon certain terminations of employment, in each case subject to delivery by Mr. Symancyk (or his estate) of a release and continued compliance with confidentiality, non-compete, non-solicitation and other standard covenants.

•If the Company terminates his employment without cause: Mr. Symancyk will be entitled to receive: (i) payments equal to 1.5 times his base salary; (ii) payments equal to 1.5 times his target annual STIP bonus; (iii) a payment equal to the STIP bonus he would be entitled to receive based on actual performance, pro-rated for the time of employment during the performance cycle; (iv) vesting of performance-based LTIP awards based on actual performance, and pro-rated for the time of employment; (v) vesting of time-based LTIP awards, pro-rated for the time of employment; (vi) vesting in full of any unvested portion of the Make Whole RSUs; and (vii) cash payments toward COBRA coverage for up to 12 months.

•If a termination without cause or resignation for good reason (as defined in the TPA) occurs within one year following a change of control: Mr. Symancyk would be entitled to receive the same benefits as a termination without cause, except that: (i) time-based LTIP awards will fully vest and performance-based LTIP awards will vest on a pro-rated basis based on actual achievement of the performance goals, with such goals also pro-rated for any shortened performance period; and (ii) the COBRA contributions would be increased from 12 months to 18 months.

•If his employment is terminated by reason of death or disability: Mr. Symancyk would be entitled to receive: (i) a payment equal to the target STIP bonus for such year, pro-rated for the time of employment during the performance cycle; (ii) vesting of performance-based LTIP awards held for at least six months, based on target performance, pro-

rated for the time of employment; and (iii) vesting of time-based LTIP awards held for at least six months, pro-rated for the time of employment. Upon the death of Mr. Symancyk, the Company would pay to his estate the same benefits described in the preceding sentence, plus payments equal to half of his then-current base salary.

•If his employment is terminated by reason of his qualifying retirement (achieving age 60 and 5 years of service): Mr. Symancyk would be entitled to receive: (i) a payment equal to the target STIP bonus for such year, pro-rated for the time of employment during the performance cycle and based on actual achievement; and (ii) continued vesting of LTIP awards held for at least six months, subject to the achievement of any performance conditions.

The foregoing summary of the TPA does not purport to be complete and is subject to, and qualified in its entirety by the copy of the TPA that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 2, 2024 (the “Q3 Form 10-Q”) and is incorporated by reference into this Item 5.02. Mr. Symancyk will also be included within the Company’s standard form of Deed of Indemnity for Directors, a copy of which is on file with the Securities and Exchange Commission and a full description of which is incorporated by reference to the Company’s most recent definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on May 16, 2024.

There are no arrangements or understanding between Mr. Symancyk and any other persons or entities with respect to his appointment and no family relationships between Mr. Symancyk and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Mr. Symancyk has not been involved in any related person transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Transition Agreement

Ms. Drosos and the Company entered into a letter agreement (the “Letter Agreement”), pursuant to which (i) she provided notice of her retirement as CEO and from the Board as of the Transition Date and the termination of her amended and restated termination protection agreement, dated March 15, 2022 (the “Drosos TPA”) upon termination of employment, and (ii) she will remain a full-time non-executive employee of the Company to provide transitional support to Mr. Symancyk through February 1, 2025. Ms. Drosos’s annual base salary and employee benefit plan eligibility will remain unchanged through the remainder of her employment by the Company and she will receive the retirement benefits to which she is entitled and remain subject to the post-termination covenants under the Drosos TPA.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Letter Agreement, which will be filed as an exhibit to the Q3 Form 10-Q and is incorporated by reference into this Item 5.02.

Chief Financial and Operating Officer Role

On October 1, 2024, the Company also announced that the Board appointed Joan Hilson, 65, the Company’s Chief Financial, Strategy and Services Officer, to the expanded role of Chief Financial and Operating Officer, effective as of November 4, 2024. In her new role, Ms. Hilson will oversee the supply chain and digital banner teams in addition to her existing finance, strategy and services business responsibilities.

Ms. Hilson joined the Company in March 2019 and became Chief Financial Officer in April 2019, Chief Strategy Officer in March 2021 and Chief Services Officer in November 2022. Before joining the Company, Ms. Hilson served as the Executive Vice President, Chief Financial and Operating Officer of David’s Bridal, Inc., a wedding gown and formal wear retailer, for five years. Prior to that, she served as the Chief Financial Officer of American Eagle Outfitters, a publicly traded clothing retailer, and held several roles within Limited Brands, a publicly traded clothing and specialty retailer, including Chief Financial Officer of the Victoria’s Secret stores division.

Executive Retention Awards

To incentivize the retention of our executive team through the leadership transition, the Human Capital Management and Compensation Committee of the Board granted special retention RSU awards to Ms. Hilson, Jamie Singleton, the Company’s Group President, Chief Consumer Officer, and Rebecca Wooters, the Company’s Chief Digital Officer, in each case effective as of October 1, 2024. The retention awards will have a grant date value that is approximately equivalent to such recipient’s annual LTIP award for the current fiscal year, or $2,500,000 for Ms. Hilson, $2,500,000 for Ms. Singleton, and $1,100,000 for Ms. Wooters. Each retention award will be eligible to vest in full on the six-month anniversary of the grant date, in the case of Ms. Hilson and Ms. Singleton, or nine-month anniversary of the grant date, in the case of Ms. Wooters, subject to the applicable recipient’s continued employment in good standing on such vesting date. The award will terminate without vesting if the recipient fails to be in good standing or is terminated for cause prior to the vesting date and will vest in full if the recipient is terminated without cause prior to the applicable vesting date. The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the form of retention award agreement, which will be filed as an exhibit to the Q3 Form 10-Q and is incorporated by reference into this Item 5.02.

Item 7.01    Regulation FD Disclosure

On October 1, 2024, the Company issued a press release announcing the leadership succession plan described above in Item 5.02. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

Item 9.01     Financial Statements and Exhibits

(d)    Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release of Signet Jewelers Limited, dated October 1, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIGNET JEWELERS LIMITED

Date:	October 1, 2024	By:	/s/ Stash Ptak
		Name:	Stash Ptak
		Title:	General Counsel and SVP of Legal, Compliance and Risk